Exhibit 16.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C.  20549

Commissioners:

         We have read the statements made by Irvine Pacific Corporation, which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 19, 2003. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


/s/ Andersen Andersen & Strong, L.C.
Andersen Andersen & Strong, L.C.